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EXHIBIT 11.1

                              PAMECO CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE


                                                                Three Months Ended
                                                                      May 31
                                                            ----------------------------
                                                                1997            1996
                                                            ------------    ------------
Primary and fully diluted:
     Weighted average common stock and common
     stock equivalents outstanding during the
     period..................................                     5,164           6,250

Effect of common stock equivalents issued
     subsequent to March 26, 1996, computed
     in accordance with the treasury stock
     method as required by the SEC(1)........                       330             348
                                                            ------------    ------------

              Total                                               5,494           6,598
                                                            ============    ============

Net income applicable to common stockholders                 $    1,015      $      924
                                                            ============    ============

Net income per share of common stock                         $     0.18      $     0.14
                                                            ============    ============
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, Common stock equivalents issued at prices below the Initial Public
    Offering price per share of $14 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
    Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented prior to the Initial Public Offering.